Exhibit 10.1
FIRST AMENDMENT TO LEASE
This FIRST AMENDMENT TO LEASE ("First Amendment") is made and entered into as of April 19, 2021 (the “Effective Date”), by and between HCP LS REDWOOD CITY, LLC, a Delaware limited liability company ("Landlord"), and ADVERUM BIOTECHNOLOGIES, INC., a Delaware corporation ("Tenant").
R E C I T A L S :
A.    Landlord and Tenant are parties to the Lease dated June 28, 2018 (the "Lease"), whereby Tenant leases approximately 81,412 rentable square feet of space ("RSF"), consisting of (i) all of the rentable area (containing 41,445 RSF) in the building located at 800 Saginaw Drive, Redwood City, California (the "800 Building") and (ii) all of the rentable area (containing 39,967 RSF) in the building located at 900 Saginaw Drive, Redwood City, California (the "900 Building") (collectively, the "Existing Premises").
B.    Tenant desires to expand the Existing Premises to include that certain space (the "Expansion Premises") consisting of approximately 79,675 RSF consisting of all of the rentable area in the building located at 100 Cardinal Way, Redwood City, California (the “100 Building”), as delineated on Exhibit A attached hereto and made a part hereof, and to make other modifications to the Lease, and in connection therewith, Landlord and Tenant desire to amend the Lease as hereinafter provided.
A G R E E M E N T :
NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1.Capitalized Terms. All capitalized terms when used herein shall have the same meaning as is given such terms in the Lease unless expressly superseded by the terms of this First Amendment.
2.Modification of Premises. Effective as of the date (the "Expansion Commencement Date") which is six (6) months following the later of (a) July 1, 2021 and (b) the “Possession Date” (defined below) for the Expansion Premises, Tenant shall lease from Landlord and Landlord shall lease to Tenant the Expansion Premises. Landlord shall be deemed to have tendered possession of the Expansion Premises to Tenant upon the date that Landlord provides Tenant with a key or access card to the Expansion Premises with the Premises being in the condition required by this First Amendment (the ""Possession Date"), and no action by Tenant shall be required therefor. Consequently, effective upon the Expansion Commencement Date, the Existing Premises shall be increased to include the Expansion Premises. Landlord and Tenant hereby acknowledge that such addition of the Expansion Premises to the Existing Premises shall, effective as of the Expansion Commencement Date, increase the size of the Premises to approximately 161,087 RSF, which shall be subject to the terms of Section 1.2 of the

Lease. The Existing Premises and the Expansion Premises may after the Expansion Premises Commencement Date collectively be referred to as the "Premises". After the Expansion Premises Commencement Date, all references in the Lease to the Building shall mean (i) the 800 Building when the context applies to the 800 Building or any portion of the Premises located in the 800 Building, (ii) the 900 Building when the context applies to the 900 Building or any portion of the Premises located in the 900 Building, (iii) the 100 Building when the context applies to the 100 Building or any portion of the Premises located in the 100 Building, and (iv) the 800 Building, 900 Building and the 100 Building when the context applies to all of such buildings; provided, however, if any casualty damage affects only one Building, the termination rights of the parties under Article 11 of the Lease shall apply only as to the portion of the Premises in such Building, in which case the rent, security and other amounts herein related to the square footage and the definition of Building shall be correspondingly revised. Landlord represents that, (i) the Expansion Premises are currently leased to Vifor Pharma, Inc. (“Vifor”) and (ii) concurrently herewith, Landlord is entering into an agreement with Vifor to terminate such lease as to the Expansion Premises and require Vifor to surrender the Expansion Premises on or before June 8, 2021. Landlord shall endeavor to cause the Possession Date to occur on or before June 9, 2021, provided that if the Possession Date has not occurred on or before (1) September 1, 2021 (the "Abatement Outside Date"), then, as Tenant's sole and exclusive remedy for such delay, other than the right to specific performance, the date Tenant is otherwise obligated to commence payment of rent as to the Expansion Premises (and the entire rent schedule with respect thereto) shall be delayed by one (1) additional day for each day that the Possession Date is actually delayed beyond such Outside Date, or (2) November 1, 2021 (the “Termination Outside Date”), then Tenant shall also have the right to terminate the Lease as to the Expansion Premises by written notice thereof to Landlord, whereupon any monies previously paid by Tenant to Landlord with respect thereto shall be reimbursed to Tenant, which Abatement Outside Date and Termination Outside Date shall be deemed to be automatically extended on a day-for-day basis to the extent of any delays in the Possession Date caused by (a) any acts or omissions of Tenant or any contractors, agents, servants, employees, invitees, guests or licensees of Tenant or Tenant delays, or (b) war, terrorism, acts of God, natural disaster, civil unrest, governmental strike or area-wide or industry-wide labor disputes, inability to obtain services, labor, or materials or reasonable substitutes therefor, actual or threatened public health emergency (including, without limitation, epidemic, pandemic, quarantine, and other significant public health risk), governmental edicts, actions, declarations or quarantines by a governmental entity or health organization (including, without limitation, any shelter-in-place orders, stay at home orders or any restrictions on travel related thereto that preclude Tenant, its agents, contractors or its employees from accessing the Premises, national or regional emergency), or delays due to utility companies that are not the result of any action or inaction of Landlord (provided that any such delay shall not extend any such date by more than ninety (90) days).
3.Lease Term.
3.1.Expansion Term; Extension of Lease Term for Existing Premises. Landlord and Tenant acknowledge that Tenant's lease of the Existing Premises is scheduled to expire on February 28, 2029, pursuant to the terms of the Lease. Notwithstanding anything to the contrary in the Lease, the term of Tenant's lease of the Existing Premises is hereby extended and shall expire coterminously with the term of Tenant's lease of the Expansion Premises on the last day of the one hundred twentieth (120th) full calendar month following the Expansion Commencement Date, which is estimated to be December 31, 2031 but in no event shall be later than June 1, 2032 (the “New Lease Expiration Date”), unless sooner terminated as provided in the Lease, as hereby amended. The period of time commencing on the Expansion Commencement Date and terminating on the New Lease Expiration Date, shall be referred to herein as the "Expansion Term." For purposes of this First Amendment, the term “Expansion Year” shall mean each consecutive twelve (12) month period during the Expansion Term; provided, however, that the first (1st) Expansion Year shall commence on the Expansion Commencement Date and end on the last day of the month in which the first anniversary of the Expansion Commencement Date occurs (unless the Expansion Commencement Date is the first (1st) day of a calendar month, in which event the first Expansion Year shall end on the day immediately preceding the first anniversary of the Expansion Commencement Date), and the second and each succeeding Expansion Year shall commence on the first day of the next calendar month; and further provided that the last Expansion Year shall end on the New Lease Expiration Date. Commencing on the Possession Date and before the Expansion Commencement Date, Tenant shall have the exclusive right to use and access the Expansion Premises for purposes of preparing them for occupancy, including performing the Expansion Tenant Improvements, and to occupy the Expansion Premises (or certain portions of the Expansion Premises) to conduct its business, provided that all of the terms and conditions of the Lease shall apply (including, without limitation, Tenant's obligation to deliver a certificate of insurance to Landlord in accordance with the terms of Section 10.4 of the Lease), other than Tenant's obligation to pay "Base Rent," and "Tenant's Share" of the annual "Direct Expenses," as though the Expansion Commencement Date had occurred. Notwithstanding the foregoing, Tenant will be required to pay for all utilities used by Tenant in the Expansion Premises during such period of occupancy prior to the Expansion Commencement Date, including without limitation, all electricity, water, and gas, as well as any sewage or trash fees. Within sixty (60) days of the Expansion Commencement Date, Landlord may deliver to Tenant a notice substantially in the form as set forth in Exhibit C attached to the Lease, as a confirmation only of the information set forth therein, which Tenant shall execute and return to Landlord pursuant to the terms of the Lease.
3.2.Option Rights. With respect to the Existing Premises, Tenant shall continue to have the rights to extend the Lease Term pursuant to the terms of Section 2.2 of the Lease beyond the end of the Expansion Term. In addition, with respect to the Expansion Premises, Tenant shall have one (1) option to extend the Expansion Term for a period of eight (8) years (the “Expansion Premises Option Term”) on all the terms set forth in Section 2.2 of the Lease, provided that all references therein to Premises shall refer to the Expansion Premises, all references to Option Term shall refer to the Expansion Premises Option Term, and the Expansion Premises Option Term shall be one (1) 8-year option (as opposed to two (2) 7-year options which apply to the Existing Premises).
4.Base Rent.
4.1.Existing Premises. Notwithstanding anything to the contrary in the Lease as hereby amended, prior to March 1, 2029, Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the terms of the Lease. Commencing on March 1, 2029, and continuing throughout the remainder of the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Existing Premises as follows:

Period During Expansion Term	Annualized Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
March 1, 2029 – February 28, 2030	$7,084,789.87	$590,399.16	$7.25
March 1, 2030 – February 28, 2031	$7,332,757.52	$611,063.13	$7.51
March 1, 2031 – New Lease Expiration Date	$7,589,404.03	$632,450.34	$7.77
4.2.Expansion Premises. Commencing on the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall pay to Landlord monthly installments of Base Rent for the Expansion Premises as follows:

Expansion Year	Annual Base Rent	Monthly Installment of Base Rent	Approximate Monthly Rental Rate per Rentable Square Foot
1	$5,449,770.00	$454,147.50	$5.70
2	$5,640,511.95	$470,042.66	$5.90
3	$5,837,929.87	$486,494.16	$6.11
4	$6,042,257.41	$503,521.45	$6.32
5	$6,253,736.42	$521,144.70	$6.54
6	$6,472,617.20	$539,384.77	$6.77
7	$6,699,158.80	$558,263.23	$7.01
8	$6,933,629.36	$577,802.45	$7.25
9	$7,176,306.39	$598,025.53	$7.51
10 (through New Lease Expiration Date)	$7,427,477.11	$618,956.43	$7.77
On or before the date which is three (3) business days following the mutual execution and delivery of this First Amendment by Landlord and Tenant, Tenant shall pay to Landlord the Base Rent payable for the Expansion Premises for the fifth (5th) full month of the Expansion Term (i.e., the first full month following the Expansion Rent Abatement Period set forth in Section 4.3 below).
4.3.Abated Base Rent for Expansion Premises. During the period commencing on the first (1st) day of the first full calendar month of the Expansion Term and ending on the last day of the fourth (4th) full calendar month of the Expansion Term (the

"Expansion Rent Abatement Period"), Tenant shall not be obligated to pay any Base Rent otherwise attributable to the Expansion Premises during such Rent Abatement Period (the "Expansion Rent Abatement"). Landlord and Tenant acknowledge that the aggregate amount of the Expansion Rent Abatement equals $1,816,590.00 (i.e., $454,147.50 per month). Tenant acknowledges and agrees that the foregoing Expansion Rent Abatement has been granted to Tenant as additional consideration for entering into this First Amendment, and for agreeing to pay the Rent and performing the terms and conditions otherwise required under the Lease (as hereby amended).
5.Tenant's Share of Direct Expenses.
5.1.Existing Premises. Tenant shall continue to pay Tenant's Share of Direct Expenses in connection with the Existing Premises in accordance with the terms of the Lease.
5.2.Expansion Premises. Commencing on the Expansion Commencement Date, Tenant shall pay Tenant's Share of Direct Expenses in connection with the Expansion Premises in accordance with the terms of the Lease, provided that with respect to the calculation of Tenant's Share of Direct Expenses in connection with the Expansion Premises, Tenant’s Share shall equal 100% of the 100 Building.
6.Condition of Premises; Expansion Improvements. Except as specifically set forth herein or in the Lease, Landlord shall not be obligated to provide or pay for any improvement work or services related to the improvement of the Existing Premises or the Expansion Premises, and Tenant shall (i) continue to accept the Existing Premises in its presently existing, "as-is" condition, and (ii) accept the Expansion Premises in its presently existing, "as-is" condition. Tenant shall construct the improvements in the Existing Premises and the Expansion Premises pursuant to the terms of the Tenant Work Letter. Landlord shall deliver the Expansion Premises and all building systems, including but not limited to HVAC, plumbing, roof and roof membrane, foundation, fire sprinkler and electrical systems in good working condition and repair, in vacant (other than as provided in Section 7), broom clean condition, with all closures in connection with previous Hazardous Materials use completed and otherwise in the same condition of the date of this First Amendment. Notwithstanding the foregoing, Tenant shall accept all laboratory services, process utilities and emergency generator, in their presently existing, "as-is" condition, and Tenant shall be responsible for all costs related to their conditional use. Notwithstanding anything in the Lease to the contrary, Landlord shall, at Landlord's sole cost and expense (which shall not be deemed an Operating Expense), repair or replace any failed or inoperable portion of the Building Systems serving the Expansion Premises during the first (1st) twelve (12) months following the Expansion Commencement Date ("Warranty Period"), provided that the need to repair or replace was not caused by the misuse, misconduct, damage, destruction, omissions, and/or negligence of Tenant, its subtenants and/or assignees, if any, or any company which is acquired, sold or merged with Tenant (collectively, "Tenant Damage"), or by any modifications, Alterations or improvements constructed by or on behalf of Tenant. Landlord shall coordinate such work with Tenant and shall utilize commercially reasonable efforts to perform the same in a manner designed to minimize interference with Tenant's use of the Premises. To the extent repairs which Landlord is required to make pursuant to this Section 6 are necessitated in part by Tenant Damage, then to the extent the same are not covered by Landlord’s insurance, Tenant shall reimburse Landlord for an equitable proportion of the cost of such repair. Landlord will be responsible for causing the Base Building of Building 100, exterior of Building 100, the existing entrances to Building 100, and all exterior Common Areas (including required striping and handicapped spaces in the parking areas) to be in compliance with Applicable Laws, to the extent required to allow the legal occupancy of the Expansion Premises or completion of the Tenant Improvements (subject to the specific nature of the proposed Tenant Improvements (i.e., Tenant shall be responsible if the specific nature of the Tenant Improvements requires any such changes that would not be required by the performance of tenant improvements generally) and Tenant's utilization of existing entrances for required egress from the 100 Building).
7.Access to Expansion Premises. Landlord shall use commercially reasonable efforts to cause Vifor to permit Tenant to access the Expansion Premises prior to the Possession Date, provided that in connection with any such access Tenant hereby agrees to comply with, and abide by, Vifor’s commercially reasonable requirements related to such access, including but not limited to Vifor’s reasonable security, operations and insurance requirements, procedures and protocols in connection with such access (including frequency and duration of access and advanced notice requirements), and the requirement for execution of a commercially reasonable waiver agreement. Tenant's indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to or in connection with any prior access to the Expansion Premises by Tenant, its partners, subpartners and their respective officers, agents, servants, employees, and independent contractors.
8.Signage. Landlord hereby acknowledges that the terms of Article 23 of the Lease shall apply to the Expansion Premises and the 100 Building.
9.Surrender and Restoration. Landlord hereby acknowledges that Tenant shall not be required to restore any of the existing alterations and improvements existing in the Existing Premises or Expansion Premises as of the date of this First Amendment. Removal, restoration and surrender obligations with respect to future Alterations in the Premises shall be determined pursuant to the terms of the Lease, and with respect to the Tenant Improvement’s pursuant to this First Amendment shall be determined per the terms of the Tenant Work Letter.
10.Rooftop Use and Equipment Pad. Landlord hereby acknowledges that the terms of Sections 5.5 and 5.6 of the Lease shall apply to the Expansion Premises and the 100 Building, and any subtenant of the Premises (including the Expansion Premises) shall have a right to utilize any equipment installed by Tenant pursuant to either of the foregoing sections of the Lease.
11.Tenant’s Generator for Expansion Premises. In the event Tenant wishes to install a separate generator to provide back-up generator services to the Expansion Premises, subject to the receipt of all necessary approvals from the applicable governmental authority and Landlord's approval, Tenant shall have the right (at Tenant’s sole cost and expense, subject to application of the Expansion Tenant Improvement Allowance to the extent the same is installed as part of the Expansion Tenant Improvements) to install such a back-up generator in the Expansion Premises, or outside the Expansion Premises in the location reasonably and mutually agreed upon by Landlord and Tenant (subject to the same being approved by the city), as an Alteration (in which case such installation shall be governed by the terms of Article 8 of the

Lease) or as part of the Tenant Improvements (pursuant to the terms of the Tenant Work Letter attached hereto) (the "Tenant Generator"). Tenant acknowledges that Landlord has not made any representation regarding the receipt of approvals for the Tenant Generator, and if Tenant is unable for any reason to receive such approvals, Landlord shall not be liable for any damages resulting therefrom. In the event such Tenant Generator is installed, then during the Lease Term, Tenant shall maintain such Tenant Generator at Tenant's sole cost and expense. Notwithstanding the foregoing, Landlord shall not be liable for any damages whatsoever resulting from any failure in operation of the Tenant Generator, or the failure of the Tenant Generator to provide suitable or adequate back-up power to the Expansion Premises, including but not limited to, loss of profits, loss of rents or other revenues, loss of business opportunity, loss of goodwill or loss of use, in each case, however occurring, or loss to inventory, scientific research, scientific experiments, laboratory animals, products, specimens, samples, and/or scientific, business, accounting and other records of every kind and description kept at the Expansion Premises and any and all income derived or derivable therefrom. Tenant's obligations with respect to the Expansion Premises, including the insurance and indemnification obligations contained in Article 10 of the Lease, shall apply to Tenant's use of the Tenant Generator and Tenant shall carry industry standard Boiler and machinery insurance covering the Tenant Generator. Tenant shall maintain all required permits in connection with the Tenant Generator throughout the Lease Term. If installed, Tenant shall leave the Tenant Generator in place, in which event Tenant shall surrender the Generator (and shall transfer to Landlord all permits maintained by Tenant in connection with the Generator during the Lease Term) concurrent with the surrender of the Expansion Premises to Landlord as required hereunder in good operating and working order, with all permits current. Tenant shall also have the right to use the existing generator and fuel tank adjacent to the Expansion Premises on the terms set forth in this section.
12.Parking. Effective as of the Expansion Commencement Date and continuing throughout the Expansion Term, Tenant shall be entitled to rent up to 2.8 unreserved parking spaces for every 1,000 RSF of the Expansion Premises (the "Expansion Parking Passes"). Tenant shall lease the Expansion Parking Passes in accordance with the provisions of Article 28 of the Lease. Tenant shall also have the right to install, at Tenant’s sole expense (subject to the application of the Expansion Premises Tenant Improvement Allowance and, if applicable, the Additional TI Allowance), for its exclusive use, up to twenty (20) additional dual-head electric vehicle charging stations in the parking lot serving the 100 Building (the “Expansion EV Spaces”) and mark as reserved the parking spaces serving such chargers. The terms of the Lease pertaining to the Existing EV Spaces and the Tenant EV Spaces shall apply with the same force and effect to the Expansion EV Spaces.
13.Letter of Credit. Landlord and Tenant acknowledge that, in accordance with the Lease Tenant has previously delivered an L-C in the amount of $998,501.90. Notwithstanding anything in the Lease to the contrary, within three (3) business days of Tenant’s execution of this First Amendment, Tenant shall provide an L-C (via delivery of a new L-C in such amount or an amendment to the existing L-C, which shall in either event be in a form reasonably acceptable to Landlord and in conformance with the terms of the Lease) in the total amount of $2,502,813.54 (the "New L-C"). To the extent that Tenant delivers a new, replacement L-C (rather than an amendment to the existing L-C), Landlord shall return the existing L-C within ten (10) business days following receipt of such new, replacement L-C. To the extent that the total amount held by

Landlord at any time as security for the Lease, as hereby amended, is less than the amount required, Tenant shall provide the difference to Landlord pursuant to the terms of the Lease.
14.No Mortgages. Landlord represents that there is no mortgage or deed of trust encumbering Building 100.
15.Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this First Amendment other than Colliers and CBRE, Inc. (the "Brokers"), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this First Amendment. The parties agree that the Brokers shall be paid a commission per a separate agreement between Landlord and Broker. Each party agrees to indemnify and defend the other party against and hold the other party harmless from and against any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including, without limitation, reasonable attorneys' fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party's dealings with any real estate broker or agent, other than the Brokers, occurring by, through, or under the indemnifying party. The terms of this Section 15 shall survive the expiration or earlier termination of the term of the Lease, as hereby amended.
16.Statutory Disclosure and Related Terms. For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Expansion Premises have not undergone inspection by a Certified Access Specialist (CASp). In addition, with respect to the Expansion Premises, as required by Section 1938(e) of the California Civil Code, Landlord hereby states as follows: "A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law. Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant. The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises." The terms of Article 24 of the Lease shall apply to any CASp inspection of the Expansion Premises.
17.No Further Modification. Except as set forth in this First Amendment, all of the terms and provisions of the Lease shall apply with respect to the Expansion Premises and shall remain unmodified and in full force and effect.
[signatures follow on next page]

IN WITNESS WHEREOF, this First Amendment has been executed as of the day and year first above written.

"LANDLORD"	"TENANT"
HCP LS Redwood City, LLC, a Delaware limited liability company	ADVERUM BIOTECHNOLOGIES, INC., a Delaware corporation
By: /s/ Scott Bohn	By: /s/ Laurent Fischer
Name: Scott Bohn	Name: Laurent Fischer
Its: Senior Vice President	Its: CEO
2021-04-22 | 11:19:47 PDT	2021-04-19 | 14:16:49 PDT
Reviewed by ADVM Legal: JR

EXHIBIT A
OUTLINE OF EXPANSION PREMISES

EXHIBIT B
TENANT WORK LETTER
This Tenant Work Letter shall set forth the terms and conditions relating to the improvement of the Premises by Tenant using the Tenant Improvement Allowance or Additional TI Allowance following the execution of this First Amendment, and is hereby incorporated by this reference into and forms a part of the Lease. Terms not defined herein shall have the meanings given to them in the Lease.
SECTION 1
CONDITION OF PREMISES
Tenant acknowledges that Tenant has visited the Expansion Premises. On the Possession Date, Landlord shall tender possession of the Expansion Premises to Tenant in its presently existing, "as-is" condition (subject to the terms of Section 6 of this First Amendment). In addition, Tenant shall continue to accept the Existing Premises in its presently existing, “as-is” condition, subject to Landlord’s ongoing obligations under the Lease and the terms of this Tenant Work Letter. Except for the payment of the Tenant Improvement Allowance as provided in Section 2, below and the terms of the Lease, Landlord shall have no obligation to make or pay for any improvements to the Premises.
SECTION 2
TENANT IMPROVEMENTS
2.1    Tenant Improvement Allowance. Commencing as of the date of this First Amendment, Tenant shall be entitled to an aggregate improvement allowance (the "Tenant Improvement Allowance") in the amount (i) $6,573,187.50 (i.e., $82.50 per RSF of the Expansion Premises) (the “Expansion Premises Tenant Improvement Allowance”) for the costs relating to the design and construction of Tenant's improvements, refurbishment work and other renovations to be performed by Tenant in and adjacent to the Expansion Premises or which are "Tenant Improvement Allowance Items," as that term is defined in Section 2.2.1, below for the Expansion Premises (the “Expansion Tenant Improvements”), and (ii) $407,060.00 (i.e., $5.00 per RSF of the Existing Premises) (the “Existing Premises Tenant Improvement Allowance”) for the costs relating to the design and construction of Tenant's improvements, refurbishment work and other renovations currently being performed or to be performed by Tenant in and adjacent to the Existing Premises or which are Tenant Improvement Allowance Items for the Existing Premises (the “Existing Tenant Improvements”). The Expansion Tenant Improvements and the Existing Tenant Improvements are collectively, the "Tenant Improvements". For the avoidance of doubt, Tenant is not required to expend the Expansion Premises Tenant Improvement Allowance or the Additional TI Allowance equally across the Expansion Premises, and Tenant is not required to expend the Existing Premises Tenant Improvement Allowance equally across the Existing Premises (and may, for example, expend most of the Existing Premises Tenant Improvement Allowance in the 900 Building. All Tenant Improvements that have been paid for with or reimbursed from the Tenant Improvement Allowance shall be deemed Landlord's property under the terms of the Lease; provided, however, Landlord may, by written notice to Tenant given concurrently with Landlord's approval of the "Final Working Drawings", as that term is defined in Section 3.3, below, require Tenant, prior to the end of the Lease Term, at Tenant's expense, to remove any portion of the Tenant Improvements and to repair any damage to the Premises and Building caused by such removal and return the affected portion of the Premises to a condition with removed systems components capped, Building standard ceiling tiles in good condition, and sheet rock and floors patched and repaired to match existing conditions of the remainder of the Premises. Landlord approves in concept and shall not require Tenant to remove any of the Tenant Improvements to the extent shown on the Space Plan attached hereto as Schedule 1. The Tenant Improvement Allowance may not be used by Tenant for the purchase or installation of furniture, fixtures or equipment (other than an autoclave and glasswash), or for telephone or data cabling, or any other personal property. Any portion of the Existing Premises Tenant Improvement Allowance as to which Tenant has not properly requested disbursement by the date which is twelve (12) months following the Effective Date, as such date may be extended by one (1) day for each day of delay by Tenant in completing the Tenant Improvements in the Existing Premises due to an event which qualifies as a Landlord Caused Delay (as defined in Section 5.5.1 below) or Coronavirus Delay (as defined in Section 5.5.2 below) for the Tenant Improvements in the Existing Premises only (the “Existing Premises Outside Allowance Date”), shall revert to Landlord and Tenant shall have no further rights with respect thereto. Any portion of the Expansion Premises Tenant Improvement Allowance as to which Tenant has not properly requested disbursement by the date which is twelve (12) months following the Expansion Commencement Date, as such date may be extended by one (1) day for each day of delay by Tenant in completing the Tenant Improvements in the Expansion Premises due to an event which qualifies as a Landlord Caused Delay or Coronavirus Delay for the Tenant Improvements in the Expansion Premises only (the “Expansion Premises Outside Allowance Date”), shall revert to Landlord and Tenant shall have no further rights with respect thereto. Each of the Existing Premises Outside Allowance Date, the Expansion Premises Outside Allowance Date and the Expansion Premises Outside Additional Allowance Date shall be an “Outside Allowance Date.”
2.2    Disbursement of the Tenant Improvement Allowance.
2.2.1    Tenant Improvement Allowance Items. Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively the "Tenant Improvement Allowance Items") (and shall not be used for moving or relocation expenses, furniture, fixtures , signage (other than legally required signage), data cabling or personal property):
2.2.1.1    Payment of all reasonable fees of the "Architect" and the "Engineers," as those terms are defined in Section 3.1 of this Tenant Work Letter, project management fees payable to Project Management Advisors, Inc. ("PMA"), as provided below, and payment of the fees incurred by Landlord for specialists (such as a structural engineer) if needed for the review of the "Approved Working Drawings," as that term is defined in Section 3.5 of this Tenant Work Letter, and Tenant's reasonable third-party management fees;

2.2.1.2    The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;
2.2.1.3    The payment for all demolition and removal of existing improvements in the Premises;
2.2.1.4    The cost of construction of the Tenant Improvements (including, without limitation, testing and inspection costs, the costs of refurbishments, building materials, piping and parts and equipment and other similar expenses and labor charges), signage required by law, hoisting and trash removal costs, costs to purchase and install in the Premises equipment customarily incorporated into laboratory improvements or laboratory utility systems, including, without limitation, UPS, DI Systems, boilers, air compressors, glass/cage washers and autoclaves, painting, and contractors' fees and general conditions);
2.2.1.5    The cost of any changes in the Buildings when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;
2.2.1.6    The cost of any changes to the Approved Working Drawings or Tenant Improvements required by all applicable building codes (the "Code");
2.2.1.7    Sales and use taxes;
2.2.1.8    Costs expended by Landlord pursuant to Section 4.1.1 of this Tenant Work Letter, below; and
2.2.1.9    Insurance premiums required by this Work Letter.
2.2.2    Disbursement of Tenant Improvement Allowance. During the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance and Additional TI Allowance, if applicable, for Tenant Improvements for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows.
2.2.2.1    Monthly Disbursements. On or before the fifth (5th) day of each calendar month, during the design and construction of the Tenant Improvements (or such other date as Landlord may designate), Tenant shall deliver to Landlord: (i) a request for reimbursement of amounts paid to the "Contractor," as that term is defined in Section 4.1.1 of this Tenant Work Letter, approved by Tenant, in a form to be provided by Landlord, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Premises, detailing the portion of the work completed and the portion not completed; (ii) invoices from all of "Tenant's Agents," as that term is defined in Section 4.1.2 of this Tenant Work Letter, for labor rendered and materials for the Premises; (iii) executed conditional and/or unconditional mechanic's lien releases, as applicable, from all of Tenant's Agents which shall comply with the appropriate provisions, as reasonably determined by Landlord, of the California Civil Code; and (iv) all other information reasonably requested by Landlord. Within forty-five (45) days thereafter, Landlord shall deliver a check to Tenant made payable to Tenant in payment of the lesser of: (A) the amounts so requested by Tenant as set forth in this Section 2.2.1, above, and (B) the balance of any remaining available portion of the Tenant Improvement Allowance and Additional Improvement Allowance, if applicable, provided that Landlord does not dispute any request for payment based on non-compliance of any work with the "Approved Working Drawings," as that term is defined in Section 3.5 below, or due to any substandard work. Landlord's payment of such amounts shall not be deemed Landlord's approval or acceptance of the work furnished or materials supplied as set forth in Tenant's payment request.
2.2.2.2    Final Deliveries. Following the completion of construction of the Tenant Improvements, Tenant shall deliver to Landlord properly executed final mechanic's lien releases in compliance with the California Civil Code from all of Tenant's Agents, and a certificate certifying that the construction of the Tenant Improvements in the Premises has been substantially completed. Tenant shall record a valid Notice of Completion in accordance with the requirements of Section 4.3 of this Tenant Work Letter.
2.2.2.3    Other Terms. Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance and Additional TI Allowance, if applicable, to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items. All Tenant Improvement Allowance Items that have been paid for with or reimbursed from the Tenant Improvement Allowance and Additional Improvement Allowance shall be deemed Landlord's property under the terms of the Lease, as amended hereby.
2.2.2.4    Building Standards. The quality of Tenant Improvements shall be in keeping with the existing improvements in the Premises.
2.2.2.5    Utilization of Allowance. The applicable portion of the Tenant Improvement Allowance not utilized by Tenant on or before the applicable Outside Allowance Date, shall revert to Landlord and Tenant shall have no further rights with respect thereto.
2.3    Failure to Disburse the Tenant Improvement Allowance. To the extent that Landlord fails to make payments from the Tenant Improvement Allowance or Additional TI Allowance in accordance with the terms of this Tenant Work Letter, and such amounts remain unpaid for thirty (30) days after notice from Tenant, then without limiting Tenant's other remedies under the Lease, Tenant may, after Landlord's failure to pay such amounts within five (5) business days after Tenant's delivery of a second notice from Tenant delivered after the expiration of such 30-day period, pay the same and deduct the amount thereof, together with interest at the interest rate set forth in Section 25 of the Lease, from the Rent next due and owning under the Lease. Notwithstanding the foregoing, if during either the 30-day or 5-day period set forth above, Landlord (i) delivers notice to Tenant that it disputes any portion of the amounts claimed to be due (the "Allowance Dispute Notice"), and (ii) pays any amounts not in dispute, Tenant shall have no right to offset any amounts against rent, but may institute proceedings to recover such amounts from Landlord.
2.4    Additional Expansion Premises Tenant Improvement Allowance. In addition to the Expansion Premises Tenant Improvement Allowance, Tenant shall have the right, by written notice to Landlord given on or before the Expansion Premises Outside Additional

Allowance Date, to cause Landlord to provide up to $40.00 per RSF of the Expansion Premises (the "Additional TI Allowance") towards the payment of the costs of the Tenant Improvement Allowance Items for the Expansion Premises only. In the event Tenant exercises its right to use all or any portion of the Additional TI Allowance, Tenant shall be required to pay Landlord, commencing on the date the Tenant Improvements are completed (the "Additional Payment Commencement Date"), the "Additional TI Allowance Payment," as that term is defined below, in consideration of Landlord provision of the Additional TI Allowance. The "Additional TI Allowance Payment" shall be determined as the missing component of an annuity, which annuity shall have (i) the amount of the Additional TI Allowance utilized by Tenant as the present value amount, (ii) a number equal to the number of full calendar months then remaining in the Lease Term as the number of payments, (iii) a monthly interest factor equal to seventy-five one-hundredths percent (0.75%), which is equal to nine percent (9%) divided by twelve (12) months per year, and (iv) the Additional TI Allowance Payment as the missing component of the annuity. For the avoidance of doubt, such amounts shall not be subject to annual increase. Following the calculation of the Additional TI Allowance Payment, Landlord and Tenant will enter into a lease amendment to confirm the amount thereof. Provided that Tenant has timely elected to cause Landlord to provide all or any portion of the Additional TI Allowance, any portion of the Additional TI Allowance as to which Tenant has not properly requested disbursement by the date which is twenty-four (24) months following the Expansion Commencement Date, as such date may be extended by one (1) day for each day of delay by Tenant in completing the Tenant Improvements in the Expansion Premises due to an event which qualifies as a Landlord Caused Delay or Coronavirus Delay for the Tenant Improvements in the Expansion Premises only (the “Expansion Premises Outside Additional Allowance Date”), shall revert to Landlord and Tenant shall have no further rights with respect thereto.
SECTION 3
CONSTRUCTION DRAWINGS
3.1    Selection of Architect. Tenant shall retain an architect/space planner (the "Architect") approved in advance by Landlord (which approval shall not be unreasonably withheld) to prepare the Final Space Plan and Final Working Drawings as provided in Section 3.2 and 3.3, below. Landlord hereby approves DGA as the Architect. Tenant shall retain the engineering consultants or design/build subcontractors designated by Tenant and reasonably approved in advance by Landlord, which approval shall not be unreasonably withheld, conditioned or delayed (the "Engineers") to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, life-safety, and sprinkler work in the Premises. All such plans and drawings shall comply with locally recognized engineering codes, applicable law and standards, and sound industry practices prevailing at the time of performance that are followed by architects or professional engineers performing similar work under similar conditions, and shall be subject to Landlord's reasonable approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the Base Building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith. Landlord's review of any plans or drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord's review of the same, or obligate Landlord to review the same, for quality, design, Code compliance or other like matters.
3.2    Final Space Plan. Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Tenant Improvements before any architectural working drawings or engineering drawings have been commenced. The final space plan ("Final Space Plan") shall include a layout and designation of all offices, labs, rooms and other partitioning, their intended use, and equipment to be contained therein. Landlord may request clarification or more specific drawings for special use items not included in any Final Space Plan. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of a Final Space Plan if the same is unsatisfactory or incomplete in any respect. If Tenant is so advised, Tenant shall promptly cause such Final Space Plan to be revised to correct any deficiencies or other matters Landlord may reasonably require. Landlord hereby approves of the improvements shown on the preliminary space plan attached hereto as Schedule 1 (the “Space Plan”) and accepts and approves that the planned Tenant Improvements will include additional lab space on the first floor and new lab space on the second floor, and will not withhold its consent to the aspects of the Space Plan or working drawings to the extent consistent therewith or as set forth on the approved Space Plan, and will not require any Tenant Improvements as described therein to be restored.
3.3    Final Working Drawings. After the Final Space Plan has been approved by Landlord, Tenant shall supply the Engineers with a complete listing of standard and non-standard equipment and specifications, including, without limitation, electrical requirements and special electrical receptacle requirements for the relevant phase of the Tenant Improvements, to enable the Engineers and the Architect to complete the "Final Working Drawings" (as that term is defined below) for the Premises in the manner as set forth below. Upon the approval of the Final Space Plan by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the relevant phase, and Architect shall compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is sufficiently complete to allow all of Tenant's Agents to bid on the work and to obtain all applicable permits (collectively, the "Final Working Drawings") and shall submit the same to Landlord for Landlord's approval, which shall not be unreasonably withheld, conditioned, or delayed. Tenant shall supply Landlord with four (4) copies signed by Tenant of such Final Working Drawings. Landlord shall advise Tenant within five (5) business days after Landlord's receipt of the Final Working Drawings if the same is unsatisfactory or incomplete in any respect (provided that, if the scope of such Final Working Drawings are such that Landlord cannot reasonably complete its review in such period, Landlord will inform Tenant, and such period will be extended five (5) additional business days). If Tenant is so advised, Tenant shall promptly cause the Final Working Drawings to be revised in accordance with such review and any disapproval of Landlord in connection therewith. If Landlord fails to respond to any requests within the specified period, Tenant may deliver Landlord a reminder notice, and if Landlord fails to respond within two (2) business days after receipt of the reminder notice, such request shall be deemed approved.
3.4    Approved Working Drawings. The Final Working Drawings shall be approved by Landlord (the "Approved Working Drawings") prior to the commencement of construction of such phase by Tenant. Concurrently with Tenant's delivery of the Final Working Drawings to Landlord for Landlord's approval, Tenant may submit the same to the appropriate municipal authorities for all applicable building permits. Tenant hereby agrees that neither Landlord nor Landlord's consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant's responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy. No changes, modifications or alterations in any Approved Working Drawings may be made without the prior written consent of Landlord, which shall not be unreasonably withheld, conditioned, or delayed.
SECTION 4
CONSTRUCTION OF THE TENANT IMPROVEMENTS
4.1    Tenant's Selection of Contractors.
4.1.1    The Contractor; Landlord's Project Manager. Tenant shall retain a licensed general contractor, approved in advance by Landlord, to construct the Tenant Improvements ("Contractor"). Landlord's approval of the Contractor shall not be unreasonably withheld. Landlord hereby approves Landmark Builders, XL, Hathaway Dinwiddie or Novo Construction as the Contractor. Landlord shall retain Project Management Advisors, Inc. ("PMA") as a third party project manager for construction oversight of the Tenant Improvements on $1.73 per RSF of the Expansion Premises that are subject to construction under the Contract. The PMA fee shall be a Tenant Improvement Allowance Item payable by Landlord from the Tenant Improvement Allowance.
4.1.2    Tenant's Agents. All subcontractors, laborers, materialmen, and suppliers used by Tenant shall be known collectively as "Tenant's Agents". The subcontractors used by Tenant, but not any laborers, materialmen, and suppliers, must be approved in writing by Landlord, which approval shall not be unreasonably withheld, conditioned, or delayed; provided, however, Landlord may require Tenant to select from a list of particular mechanical, engineering, plumbing, fire life-safety and other Base Building subcontractors, provided that Tenant shall have the final decision regarding the selection of the subcontractor from the approved list. If Landlord does not approve of any of Tenant's proposed subcontractors, Tenant shall submit the names of other proposed subcontractors for Landlord's written approval, which approval shall not be unreasonably withheld, conditioned or delayed.
4.2    Construction of Tenant Improvements by Tenant's Agents.
4.2.1    Construction Contract; Cost Budget. Tenant shall engage the Contractor under a commercially reasonable and customary construction contract (collectively, the "Contract"). Prior to the commencement of the construction of any phase of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a detailed breakdown, by trade, of the final costs to be incurred or which have been incurred in connection with the design and construction of the relevant phase of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor, which costs form a basis for the estimated total costs of the work of the relevant phase of the Tenant Improvements (each, a "Final Budget"). Any costs of design and construction of the Tenant Improvements in excess of the Tenant Improvement Allowance shall be paid by Tenant out of its own funds once the Tenant Improvement Allowance is exhausted, but Tenant shall continue to provide Landlord with the documents described in Sections 2.2.2.1(i), (ii), (iii) and (iv) of this Tenant Work Letter, above, for Landlord's approval, prior to Tenant paying such costs.
4.2.2    Tenant's Agents.
4.2.2.1    Compliance with Drawings and Schedule. Tenant's and Tenant's Agent's construction of the Tenant Improvements shall comply with the following: (i) the Tenant Improvements shall be constructed in strict accordance with the relevant Approved Working Drawings; and (ii) Tenant's Agents shall submit schedules of all work relating to Tenant's Improvements to Contractor and Contractor shall, within five (5) business days of receipt thereof, inform Tenant's Agents of any changes which are necessary thereto, and Tenant's Agents shall use commercially reasonable efforts to adhere to such corrected schedule.
4.2.2.2    Indemnity. Tenant's indemnity of Landlord as set forth in Article 10 of the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant's Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant's non-payment of any amount arising out of the Tenant Improvements and/or Tenant's disapproval of all or any portion of any request for payment. The foregoing indemnity shall not apply to claims caused by the gross negligence or willful misconduct of Landlord, its member partners, shareholders, officers, directors, agents, employees, and/or contractors, or Landlord's violation of the Lease.
4.2.2.3    Requirements of Tenant's Agents. Each of Tenant's Agents shall guarantee to Tenant and for the benefit of Landlord that the portion of the Tenant Improvements for which it is responsible shall be free from any defects in workmanship and materials for a period of not less than one (1) year from the date of substantial completion of the work under the relevant Contract ("Substantial Completion"). Each of Tenant's Agents shall be responsible for the replacement or repair, without additional charge, of all work done or furnished in accordance with its contract that shall become defective within one (1) year after Substantial Completion. The correction of such work shall include, without additional charge, all additional expenses and damages incurred in connection with such removal or replacement of all or any part of the Tenant Improvements, and/or the Building and/or common areas that may be damaged or disturbed thereby. All such warranties or guarantees as to materials or workmanship of or with respect to the Tenant Improvements shall be contained in the relevant Contract or subcontract and shall be written such that such guarantees or warranties shall inure to the benefit of both Landlord and Tenant, as their respective interests may appear, and can be directly enforced by either. Tenant covenants to give to Landlord any assignment or other assurances which may be necessary to provide for such right of direct enforcement.
4.2.2.4 Insurance Requirements.
4.2.2.4.1    General Coverages. All of Tenant's Agents that perform work on or about the Premises shall carry the following insurance with insurers having a minimum A.M. best rating of A- VIII or better (i) worker's compensation insurance covering all of Tenant's Agents' respective employees with a waiver of subrogation in favor of Landlord and the property manager, (ii) general liability insurance with a limit of not less than $1,000,000 per occurrence and $2,000,000 general aggregate, including products/completed operations and contractual coverage, and shall name Landlord, its subsidiaries and affiliates, its property manager (if any) and any other party the Landlord so specifies, as an additional insured or loss payee, as applicable, including Landlord's managing agent, if any, and (ii) if the cost of such Tenant Improvements exceeds $500,000 in the aggregate, then Builders Risk insurance covering the Tenant Improvements, in an amount equal to the total of the hard and soft costs of such work, which insurance may be carried by Tenant or the Contractor.
4.2.2.4.2    Intentionally Omitted.
4.2.2.4.3    General Terms. Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Expansion Tenant Improvements and before the Contractor's equipment is moved onto the site. All such policies of insurance must contain a provision that the company writing said policy will endeavor to give Landlord thirty (30) days prior written notice of any cancellation or lapse of the effective date or any reduction in the amounts of such insurance. In the event that the Expansion Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant's sole cost and expense or, if the Lease terminates as a result of such casualty, assign the insurance proceeds therefor (or the proceeds that Tenant would have received had it carried the insurance required under this Tenant Work Letter) to Landlord and pay to Landlord the amount of the deductible under such insurance, in each case to the extent the Tenant Improvement Allowance or Additional TI Allowance was expended therefor. Tenant's Agents shall maintain all of the foregoing insurance coverage in force until the Expansion Tenant Improvements are fully completed, except for any Products and Completed Operation Coverage insurance required by Landlord, which is to be maintained for five (5) years following completion of the work. Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder. The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.2 of this Tenant Work Letter
4.2.3    Governmental Compliance. The Tenant Improvements shall comply in all respects with the following: (i) all state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer's specifications.
4.2.4    Inspection by Landlord. Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord's failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord's rights hereunder nor shall Landlord's inspection of the Tenant Improvements constitute Landlord's approval of the same. Should Landlord reasonably disapprove any portion of the Tenant Improvements, on the grounds that the construction is defective or fails to comply with the Approved Working

Drawings, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved. Any such defects or deviations shall be rectified by Tenant at no expense to Landlord, provided however, that in the event that a defect or deviation exists that materially adversely affects the mechanical, electrical, plumbing, heating, ventilating and air conditioning or life-safety systems of the Buildings, the Building structure or exterior appearance of the Building, or any other tenant's use of such other tenant's leased premises, Landlord may, take such action as Landlord reasonably deems necessary, at Tenant's expense and without incurring any liability on Landlord's part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord's reasonable satisfaction.
4.2.5    Meetings. Commencing upon the date Tenant begins to plan any phase of the Tenant Improvements, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor (once retained) regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord's request, certain of Tenant's Agents shall attend such meetings. In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord. One such meeting each month shall include the review of Contractor's current request for payment, if any.
4.3    Notice of Completion; Copy of Record Set of Plans. Within ten (10) days after completion of construction of each phase of the Tenant Improvements, Tenant shall cause a valid Notice of Completion to be recorded in the office of the Recorder of the county in which the Buildings are located in accordance with the Civil Code of the State of California, and shall furnish a copy thereof to Landlord upon such recordation. If Tenant fails to do so, Landlord may execute and file the same on behalf of Tenant as Tenant's agent for such purpose, at Tenant's sole cost and expense. At the conclusion of construction of each phase of the Tenant Improvements, (i) Tenant shall cause the relevant Architect and Contractor (x) to update the relevant Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction of the relevant phase, (y) to certify to the best of their knowledge that the "record-set" of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, as hereby amended, and (z) to deliver to Landlord two (2) sets of copies of such record set of drawings (hard copy and electronic files) within ninety (90) days following Substantial Completion, and (ii) Tenant shall deliver to Landlord a copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises. Within fifteen (15) days after request by Tenant following the Substantial Completion of each phase of the Tenant Improvements, Landlord will acknowledge its approval of the relevant phase of the Tenant Improvements (provided that such approval has been granted) by placing its signature on the relevant Contractor's Certificate of Substantial Completion fully executed by the relevant Architect, the relevant Contractor and Tenant. Landlord's approval shall not create any contingent liabilities for Landlord with respect to any latent quality, design, Code compliance or other like matters that may arise subsequent to Landlord's approval.

4.4    Multiple Projects. Landlord acknowledges that Tenant may perform the Tenant Improvements in phases and/or perform multiple Tenant Improvement projects prior to the applicable Outside Allowance Date.
SECTION 5
MISCELLANEOUS
5.1    Tenant's Representative. Tenant will designate its sole representatives with respect to the matters set forth in this Tenant Work Letter in a written notice to Landlord, and such representatives shall each have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.
5.2    Landlord's Representative. Landlord has designated Project Management Advisors, Inc., as its sole representatives with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.
5.3    Time is of the Essence in This Tenant Work Letter. Unless otherwise indicated, all references herein to a "number of days" shall mean and refer to calendar days. If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.
5.4    Tenant's Lease Default. Notwithstanding any provision to the contrary contained in the Lease or this Tenant Work Letter, if any default by Tenant under the Lease or this Tenant Work Letter occurs at any time on or before the substantial completion of the Tenant Improvements and such default remains uncured ten (10) days following Landlord's notice of such default to Tenant, then in addition to all other rights and remedies granted to Landlord pursuant to the Lease, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance.
5.5    Tenant Improvement Delays. The Expansion Commencement Date shall occur as provided in this First Amendment, provided that the Expansion Commencement Date shall be delayed by the number of days of actual delay of the substantial completion of the Expansion Tenant Improvements in the Expansion Premises to the extent caused by a "Landlord Caused Delay," as that term is defined, below, or a “Coronavirus Delay,” as that term is defined, below, but only to the extent such Landlord Caused Delay or Coronavirus Delay causes the Substantial Completion of the Expansion Tenant Improvements to occur after the date which is the later to occur of (i) six (6) months following the Possession Date, and (ii) six (6) months following the commencement of construction of the Tenant Improvements in the Expansion Premises, which shall be deemed to include design work. Any Landlord Caused Delay or Coronavirus Delay for any portion of the Premises other than the Expansion Premises shall only serve to extend the outside date for use of the Existing Premises Tenant Improvement Allowance, as further set forth above, and shall not result in any abatement of Base Rent.
5.5.1    Landlord Caused Delay. As used herein, "Landlord Caused Delay" shall mean actual delays in the substantial completion of the Expansion Premises to the extent resulting from interference (when judged in accordance with industry custom and practice) with Tenant's construction of the Expansion Tenant Improvements in the Expansion Premises to the extent caused by (i) Landlord's failure to timely approve or disapprove any matter requiring Landlord's pertaining to the Expansion Tenant Improvements within the time periods set forth above or if not specified, within a reasonable period of time; (iii) Landlord's failure to timely disburse the Expansion Tenant Improvement Allowance; (ii) material and unreasonable interference by Landlord with substantial completion of the Expansion Premises if such interference (A) objectively precludes or delays the construction of tenant improvements in the 100 Building or any portion thereof, and (B) relates to access by Tenant to the Expansion Premises or any of the 100 Building's facilities (including loading docks and freight elevators) or services and utilities (including temporary power and parking areas as provided herein) during normal construction hours, or the use thereof during normal construction hours; or (iii) the negligence or willful misconduct of Landlord or the Landlord Parties pertaining to the Expansion Premises. If Tenant contends that a Landlord Caused Delay has occurred, Tenant shall notify Landlord in writing of the event which constitutes such Landlord Caused Delay. Tenant will additionally use reasonable efforts to mitigate the effects of any Landlord Caused Delay through the re-sequencing or re-scheduling of work, if feasible, but this sentence will not be deemed to require Tenant to incur overtime or after-hours costs unless Landlord agrees in writing to bear such costs. In addition, Tenant shall endeavor to provide notice to Landlord when Tenant becomes aware of any expected or potential Landlord Caused Delays prior to any such delay actually occurring, in order to allow Landlord to attempt to mitigate such potential delay. If such actions, inaction or circumstance described in the notice (the "Landlord Delay Notice") are not cured by Landlord within one (1) business day of Landlord’s receipt of the Landlord Delay Notice and if such action, inaction or circumstance otherwise qualify as a Landlord Caused Delay, then a Landlord Caused Delay shall be deemed to have occurred commencing as of the date of Landlord’s receipt of the Landlord Delay Notice and ending as of the date such delay ends. The terms of this Section 5.5 shall be inapplicable to the Existing Premises and Existing Tenant Improvements.
5.5.2    Coronavirus Delay. The term "Coronavirus Delay" shall mean only an actual delay in the completion of the Tenant Improvements which is caused by (x) suspension of construction of the Tenant Improvements affecting all similar construction in the vicinity of the Building due to any law, regulation, ordinance, rule, requirement or order of any governmental authority which may hereafter be adopted or imposed to address the COVID-19 outbreak, (y) delay in the response of any governmental authority to Tenant’s initial submittal of construction drawings for the Tenant Improvements, or any subsequent submittals thereof, beyond forty-five (45) days after such submittal, if such response delays arise as a result of the COVID-19 pandemic and the effects thereof; or (z) delay in the issuance of a building permit beyond forty-five (45) days after Tenant's initial request for issuance or delay in the issuance of a temporary certificate of occupancy or certificate of occupancy permitting Tenant to occupy the applicable portion of the Premises beyond forty-five (45) days after final inspection of the applicable portion of the Premises, or delay in performing any required inspections beyond forty-five (45) days after Tenant's request for such inspection, to the extent such issuance delay arises as a result of the COVID-19 pandemic and the effects thereof. In order for Tenant to claim any Coronavirus Delay, Tenant must notify Landlord in writing (each, a "Coronavirus Delay

Notice") specifying the nature of the Coronavirus Delay and the anticipated number of days of Coronavirus Delay.

SCHEDULE 1
SPACE PLAN

FIRST FLOOR

ADVERUM EXPANSION - 100 CARDINAL 1ST FLOOR - OPTION 2

FEBRUARY 16, 2021

SCALE: 1/16"=1'-0"

ADVERUM
BIOTECHNOLOGIES

SECOND FLOOR

ADVERUM EXPANSION - 100 CARDINAL 2ND FLOOR - OPTION 3

APRIL 5, 2021

SCALE: 1/16"=1'-0"

ADVERUM
BIOTECHNOLOGIES